SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549




                           FORM 8-K



                        CURRENT REPORT



              Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)           October 4, 1994


                 Northern States Power Company
    (Exact name of registrant as specified in its charter)


                             Minnesota
        (State or other jurisdiction of incorporation)


        1-3034                                               41-0448030
(Commission File Number)                   (IRS Employer Identification No.)


414 Nicollet Mall, Mpls, MN                                        55401
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code             612-330-5500



(Former name of former address, if changed since last report)



Item 5.   Other Events


Non-Regulated Cogeneration Project - Termination of Power Sale Agreement

In August 1994, Northern States Power Company (the Company) announced that a joint venture between one of the Company's non-regulated subsidiaries and Cogentrix, Inc., had agreed to terminate a contract for power sales from a cogeneration project in Michigan. At that time, the financial consequences to the Company were not fully determinable because certain expenses associated with the termination could not yet be estimated. The Company's management has now estimated the costs associated with the contract termination and expects to record a net gain from the termination of approximately nine cents per share in the third quarter of 1994.

Prairie Island Monitoring Compliance Update

The Company and the Minnesota Pollution Control Agency (MCPA) are currently negotiating a Stipulation Agreement to address monitoring procedures used at the Company's Prairie Island Nuclear Generating Plant between January and September of 1992 that allegedly did not comply with National Pollution Discharge Elimination System permits, limiting the halogen content of water discharges at the Plant. The MCPA is alleging noncompliance with permit terms and conditions and is proposing a civil penalty of $105,436. Management does not believe that this matter will have a material effect on the results of operations or on the financial condition of the Company.


                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Northern States Power Company
                                         (a Minnesota Corporation)


                                         By (Edward J. McIntyre)
                                            Edward J. McIntyre
                                            Vice President & Chief Financial
                                             Officer




Dated: October 4, 1994